Exhibit 10.71

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the 26th day of June 2006 (the “Execution Date”) between Bulldog Technologies, Inc. (the “Company”), a Nevada corporation, with offices at 11120 Horseshoe Way, Suite 301, Richmond, British Columbia, Canada V7A 5H7, and Paul G. Harrington (the “Executive”), an individual, currently residing at 1 Liberty Place, Washington Crossing, Pennsylvania 18977, U.S.A.

RECITALS

WHEREAS, effective as of July 1, 2006 (the “Effective Date”), the Company desires to engage the Executive to serve in the role of President and Chief Executive Officer of the Company; and

WHEREAS, the Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company and that each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

ARTICLE 1.

CONTRACT FOR SERVICES

1.1           Engagement of Executive. Subject to earlier termination of the Agreement as herein provided, the Company agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2           Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence as of July 1, 2006 and shall continue until June 30, 2007 (the “Term”).

1.3           Exclusive Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote the Executive’s time, attention and best efforts to further the business and interests of the Company during the period of this Agreement to the exclusion of all other employment unless specifically authorized by the Company.

1.4           Duties. The Executive’s services hereunder shall be provided on the basis of the following terms and conditions:

(a)           reporting directly to the Board of Directors of the Company, the Executive shall serve the Company as the President and Chief Executive Officer or in such other capacity as may be assigned during the Term;

(b)           the Executive shall be responsible for setting the overall corporate direction for the Company, including establishing and maintaining budgets for the Company and ensuring the Company has adequate capital for its production, marketing and general corporate activities;

(c)           the Executive shall be responsible for preparing the agenda for all meetings of the Company’s Board of Directors;

(d)           the Executive shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

(e)           the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Company; and

(f)            the Company shall report the results of the Executive’s duties hereunder as may from time to time.

ARTICLE 2.

COMPENSATION

2.1           Salary. For services rendered by the Executive during the Term, the Executive shall be paid a salary, payable in equal monthly installments at the end of the month or as otherwise agreed to by the Company, at an annual rate of US$150,000, together with any annual bonuses (payable in cash and/or common shares in the capital of the Company) as may be determined and awarded by the Company’s Board of Directors. Such salary shall be reviewed every six (6) months and may be increased at the sole discretion of the Company’s Board of Directors taking into account, among other things, individual performance and general business conditions.

2.2           Bonus. In addition to the salary as set forth in Section 2.1, the Executive shall be eligible to earn a bonus equal to 100% of his salary based on reasonable performance goals to be mutually set by the Executive and the Board of Directors within thirty (30) days of the commencement of Executive’s employment. Notwithstanding the aforementioned, the Company shall guarantee the payment of 50% of the bonus as set forth herein upon completion of the Term (the “Guaranteed Bonus”).

2.3           Benefits. The Executive shall be entitled to participate in all employee benefit plans offered by the Company to its employees, subject to the terms and conditions of such employee benefit plans. These benefit plans may be altered, amended, or discontinued by the Company from time to time. The policy documents of such benefit plans shall determine benefit entitlement.

2.4           Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive in connection with his duties within previously approved budgets upon submission of a monthly statement of expenses.

2.5           Car Allowance. The Company shall also provide the Executive with an allowance of $500 per month, net of taxes.

2.6           Options. The Executive shall be entitled to participate in any of the Company’s stock option plan on such terms as may be determined by the Company’s Board of Directors in its sole discretion. On the Execution Date, the Company shall grant to you an option to acquire 500,000 shares of the Company’s common stock (the “Optioned Shares”) pursuant to the Company’s 2004 Stock Option Plan and as further evidenced by a separate stock option agreement. The Optioned Shares shall be exercisable at a price equal to the closing price of the Company’s common stock on the Execution Date. The Optioned Shares shall vest as follows: (i) 240,000 shares of the Optioned Shares shall vest ratably over 12 months, beginning on July 1, 2006, at the rate of 20,000 Optioned Shares per month, and (ii) 260,000 shares of Optioned Shares vesting over 24 months beginning July 1, 2007, where 10,834 shares shall vest monthly over 23 months and 10,818 shall vest on August 1 2009.

2.7           Vacation. The Executive shall initially be entitled to three (3) weeks of vacation during the Term. Upon any renewal of the Agreement, and upon terms and conditions as established by the Company and consistently applied for its other salaried executives, an increase in the Executive’s vacation provision shall be reviewed by the Board of Directors at the beginning of any renewal period.

2.8           Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be net of all amounts which the Company as employer is required to deduct or withhold from salary or other payments to an executive in accordance with statutory requirements (including, without limitation and where applicable, U.S. federal and state income tax, U.S. social security and medicare, employee contributions and unemployment insurance contributions).

ARTICLE 3.

CONFIDENTIALITY AND NON-COMPETITION

3.1           Maintenance of Confidential Information. The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers (the “Confidential Information”). For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

3.2           Exceptions. The general prohibition contained in Section 3.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)           is available to the public generally in the form disclosed;

(b)           becomes part of the public domain through no fault of the Executive;

(c)           is already in the lawful possession of the Executive at the time of receipt of the Confidential Information; or

(d)           is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

3.3           Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Executive, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Executive’s employment with the Company or which the Executive, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively, the “Developments”) during the Term or at any time thereafter during which the Executive is employed by the Company that is related to the business of designing and supplying security systems for the cargo transit and supply chain industry shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of the Company. Accordingly, the Executive does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Executive during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

3.4           Protection of Developments. The Executive does hereby agree that, both before and after the termination of this Agreement, the Executive shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 3.3 hereof. If the Company is for any reason unable, after reasonable effort, to secure execution by the Executive on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Executive hereby designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney to act for and in the Executive’s behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of the Company to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Executive.

3.5           Non-Competition. The Executive covenants and agrees that while employed by the Company and for a period of six (6) months thereafter, the Executive will not, without the express written consent of the Company in each instance, either individually or in partnership or jointly or in conjunction with any person as principal, agent, investor, shareholder, director, officer, employee, consultant or in any other manner whatsoever, carry on or be engaged in, lend money to, guarantee the debts or obligations of or permit the Executive’s name or any part thereof to be used or employed by any person or persons (including, without limitation, any individual, firm, association, syndication, company, corporation or other business enterprise) engaged in or concerned with or interested in any business or any part thereof which is the same as or competitive with that of the Company anywhere in Canada. For the purposes of this Section 3.5, businesses the same as or competitive with the Company are those businesses that supply security systems for the cargo transit or supply chain industry.

3.6           Non-Solicitation. The Executive covenants and agrees with the Company that during the term hereof and for a period of six (6) months thereafter, the Executive will not:

(a)           contact, for the purpose of soliciting any business that is competitive with that carried on by the Company, any person who is a customer or client of the Company; or

(b)           initiate contact with any employee of the Company for the purpose of offering him or her employment with any person other than the Company.

3.7           Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

3.8           Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 3 will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

3.9           Reasonable Restrictions. The Executive agrees that all restrictions in this Article 3 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

ARTICLE 4.

TERMINATION

4.1           Termination For Cause. This Agreement may be terminated at any time by either party, without notice, for cause. In addition to any common law definition of “cause,” “just cause” or other similar term, and in no way limiting such common law definition, for the purposes of this Agreement, “cause” also means that the Executive shall have:

(a)           committed an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(b)           intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(c)           intentionally or wrongfully disclosed any of the Confidential Information;

(d)           made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(e)           accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

(f)            fundamentally breached any of the Executive’s material covenants contained in this Agreement; or

(g)           willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal. For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed

“intentional,” if it was due to an error in judgment or negligence, but shall be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

4.2           Severance for Termination With Cause. If the Company terminates the Executive’s employment for cause, then the Company will not be obligated to pay the Executive any severance payments or provide any notice whatsoever to the Executive. The Company will not be required to issue any Compensation Shares after the date of the termination of the Executive’s employment for cause.

4.3           Termination Without Cause. Either the Executive or the Company may terminate the Executive’s employment without cause, upon the notice set out below:

(a)           the Executive may resign upon giving to the Company one (1) month prior written notice. On receipt of this notice of resignation, the Company may elect to pay the Executive one (1) months base salary in the sole discretion of the Board of Directors; and

(b)           the Company may terminate the Executive’s employment at any time without cause upon providing to the Executive six (6) months’ notice, or payment of six (6) months base salary in lieu of notice, plus an additional one (1) months’ notice or one (1) months’ base salary for each year of employment the Executive has completed with the Company, where said notice or payment upon termination as provided for herein shall not exceed twelve (12) months upon any termination.

4.4           Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Executive shall be entitled to any notice, or payment in excess of that specified in this Article 4.

4.5           Applicable Legislation. If the Employment Standards Act (British Columbia) or other applicable legislation should provide for a period of notice that is greater than that set out in this Article 4, the Company shall comply with that legislation and the Executive shall be entitled to receive the notice of termination as prescribed therein.

4.6           Return of Materials. Within three (3) days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

4.7           Email Account. The Executive acknowledges and agrees that the email address and email account given by the Company is to be used for work related correspondence. The Executive further acknowledges and agrees that all information or messages that are created, sent, received or stored on the Company’s email system, including any such information or messages created, sent, received or stored under the Executive’s email account, are at all times the sole property of the Company. Upon any termination of the Executive’s employment hereunder and at all times thereafter, the Company will not be obligated to forward any of the emails to the Executive.

ARTICLE 5.

CHANGE OF CONTROL

5.1           As used in this Article 5, a “Change of Control” shall have occurred when:

(a)           any person, corporation, company or other entity or combination of any such persons, corporations, companies or other entities acquires or becomes the beneficial owner of, directly or indirectly, whether through the acquisition of previously issued and outstanding voting securities or of voting securities which have not been previously issued, or any combination thereof or any other transaction having a similar effect, a sufficient number of securities of the Company to affect materially the control of the Company or 50% or more of the voting securities of the Company;

(b)           any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Company;

(c)           50% or more of the issued and outstanding voting securities of the Company become subject to a voting trust;

(d)           the Company consolidates or merges with or into, amalgamates or enters into a statutory arrangement with any other corporation, company or other entity (other than a wholly-owned or majority controlled subsidiary of the Company);

(e)           the Company sells, leases or otherwise disposes of property or assets aggregating more than 50% of the consolidated assets of the Company measured by book or fair market value, whether pursuant to one or more transactions;

(f)            any person, corporation, company or other entity not part of existing management of the Company or any person, corporation, company or other entity not controlled by the Company or any affiliate of the Company, enters into any arrangement to provide all or substantially all the management services to the Company; or

(g)           the Company enters into any transaction or arrangement which would have the same or similar effect as the transactions referred to in Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e), or 5.1(f) above.

5.2           If a Change in Control occurs for a period of six (6) months following the date of the Change of Control, and the Executive’s duties as set for the in Section 1.4 are diminished as a result of the Change in Control, the Executive shall have the right to elect that the Change of Control is a termination of his employment by the Company which shall be deemed to be termination of the Executive’s employment without cause by the Company. If the Executive notifies the Company of this election in writing, or in the event that the Company shall terminate the Executive’s employment without cause during such period of six (6) months following the date of the Change of Control, the Executive shall be entitled to receive and the Company shall pay to the Executive a severance payment equal to one year’s salary and the acceleration of vesting of any unvested stock options granted pursuant to Section 2.5 of the Agreement. The payments set out in this Section 5.2 are in addition to any other rights provided hereunder with respect to termination of the Executive’s employment without cause. Notwithstanding the aforementioned, the maximum severance payment available to the Executive pursuant to this Section 5.2 and/or an event of termination without cause as provided for in Section 4.3 shall be no more than one (1) year in the aggregate. If the Executive does not elect termination, this Agreement will continue in full force and effect in accordance with its terms.

ARTICLE 6.

NOTICES

6.1           Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)           in the case of the Company, to:

      Bulldog Technologies Inc.
      11120 Horseshoe Way
      Suite 301
      Richmond, British Columbia
      Canada V7A 5H7
      Attention: Heather Thomas
      Facsimile: 604-271-8654

(b)           and in the case of the Executive, to the Executive’s last residence address known to the Company.

6.2           Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 7.

GENERAL

7.1           Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.2           Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.3           Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

7.4           Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.5           Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6           Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

7.7           Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.8           Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.9           Time. Time shall be of the essence of this Agreement.

7.10         Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the Province of British Columbia.

7.11         Inurement. This Agreement is intended to bind and inure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

	Bulldog Technologies, Inc	Paul G. Harrington

By:	/s/ John Cockburn	By:	/s/ Paul G. Harrington
	Director		Paul G. Harrington
Chairman and Founder

By:	/s/ Robin Wald
Robin Wald
CTO and Acting CEO
Director

By:	/s/ Brett Millar
Brett Millar
Director

By:	/s/ Steven Flores
Steven Flores
Director